Filed Pursuant to Rule 433

Registration No. 333-219723

Supplementing the Preliminary Prospectus

Supplement dated November 28, 2018

(To Prospectus dated August 4, 2017)

$1,000,000,000

Archer-Daniels-Midland Company

$400,000,000 3.375% Notes due 2022

$600,000,000 4.500% Notes due 2049

Final Term Sheet

November 28, 2018

Issuer:	Archer-Daniels-Midland Company
Trade Date:	November 28, 2018
Settlement Date:	December 3, 2018 (T+3)
Expected Ratings*:	A2/A/A (Moody’s/S&P/Fitch)

	2022 Notes	2049 Notes
Title of Securities:	3.375% Notes due 2022	4.500% Notes due 2049
Principal Amount:	$400,000,000	$600,000,000
Maturity Date:	March 15, 2022	March 15, 2049
Interest Rate:	3.375%	4.500%
Interest Payment Dates:	Semi-annually on March 15 and September 15, beginning on March 15, 2019	Semi-annually on March 15 and September 15, beginning on March 15, 2019
Yield to Maturity:	3.410%	4.565%
Spread to Benchmark Treasury:	+58 bps	+123 bps
Benchmark Treasury:	UST 2.875% due November 15, 2021	UST 3.000% due August 15, 2048
Benchmark Treasury Price and Yield:	100-04/2.830%	93-23/3.335%
Price to Public:	99.896%	98.945%
Aggregate Gross Proceeds to Issuer, before expenses:	$399,584,000	$593,670,000
Aggregate Net Proceeds to Issuer, before expenses:	$398,584,000	$588,420,000
Redemption Provisions:
Make-Whole Call:	The Issuer may redeem the 2022 Notes at its option, either in whole at any time or in part from time to time prior to February 15, 2022 (one month prior to the maturity date of the 2022 Notes, the “One Month Par Call Date”), at a redemption price equal to the greater of (1) 100% of the principal amount of the 2022 Notes being redeemed or (2) the sum of the present values of the remaining scheduled payments of	The Issuer may redeem the 2049 Notes at its option, either in whole at any time or in part from time to time prior to September 15, 2048 (six months prior to the maturity date of the 2049 Notes, the “Six Month Par Call Date”) at a redemption price equal to the greater of (1) 100% of the principal amount of the 2049 Notes being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

	principal and interest that would have been payable if the 2022 Notes being redeemed on that redemption date matured on the One Month Par Call Date (excluding interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 10 basis points, plus, in each case, accrued and unpaid interest on the 2022 Notes being redeemed to, but excluding, the redemption date.	interest that would have been payable if the 2049 Notes being redeemed on that redemption date matured on the Six Month Par Call Date (excluding interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 20 basis points, plus, in each case, accrued and unpaid interest on the 2049 Notes being redeemed to, but excluding, the redemption date.
Par Call:	The Issuer may also redeem the 2022 Notes at its option, either in whole at any time or in part from time to time on and after the One Month Par Call Date at a redemption price equal to 100% of the principal amount of the 2022 Notes being redeemed, plus accrued and unpaid interest on the 2022 Notes being redeemed to, but excluding, the redemption date.	The Issuer may also redeem the 2049 Notes at its option, either in whole at any time or in part from time to time on and after the Six Month Par Call Date at a redemption price equal to 100% of the principal amount of the 2049 Notes being redeemed, plus accrued and unpaid interest on the 2049 Notes being redeemed to, but excluding, the redemption date.
Change of Control Repurchase:	As described in the Preliminary Prospectus Supplement	As described in the Preliminary Prospectus Supplement
CUSIP/ISIN:	0394843BP6/US0394843BP61	0394843BQ4/US0394843BQ45
Joint Book-Running Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. J.P. Morgan Securities LLC
Co-Managers:	BNP Paribas Securities Corp. MUFG Securities Americas Inc.

The Issuer has filed a registration statement (including a prospectus, Registration Statement No. 333-219723) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling: Barclays Capital Inc. toll-free at (888) 603-5847; Deutsche Bank Securities Inc. toll-free at (800) 503-4611; or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322.